                                                                                                                NEWS RELEASE
Contact: Jessica B. Willingham
(314) 342-3300/jwillingham@lacledegas.com

FOR IMMEDIATE RELEASE

The Laclede Group Announces New Executive Officer Steven L. Lindsey

ST. LOUIS (September 18, 2012) – The Laclede Group (NYSE: LG) today announced that Steven L. Lindsey has been named its executive vice president and chief operating officer of distribution operations and Laclede Gas Company president effective October 1, 2012.  Suzanne Sitherwood, The Laclede Group president and CEO, will relinquish the title of Laclede Gas Company president effective October 1, 2012.

“I worked directly with Steve for several years at AGL Resources and know that he is a top-notch natural gas operator and a terrific leader,” said Suzanne Sitherwood, chief executive officer and president of The Laclede Group. “He knows how to execute on a growth strategy, while remaining focused on providing reliable and safe natural gas service and an exceptional experience for our customers.  Steve will be a great addition to our already-strong leadership team.”

Mr. Lindsey served as senior vice president, southern operations of AGL Resources, Inc. and president of its Atlanta Gas Light, Chattanooga Gas and Florida City Gas subsidiaries since December 2011.  In these roles, he has managed the operations, top-line growth and strategic affairs of the utilities.  He also served as vice president and general manager of Atlanta Gas Light and Chattanooga Gas from 2005 to 2011, overseeing the day-to-day operations and market development of the utilities.

Mr. Lindsey is a graduate of Georgia Institute of Technology with a bachelor’s degree in mechanical engineering.

He serves on numerous committees of the American Gas Association and Southern Gas Association.  In the community, he serves on the board of the Georgia Chamber of Commerce, Buckhead Coalition, Central Atlanta Progress, Council for Quality Growth, Go Build Georgia, Atlanta Union Mission, Livable Communities Coalition, Atlanta Tipoff Club, Atlanta Committee for Progress Advisory Board, and Emory Healthcare Advisory Board.  He is a graduate of Leadership Georgia and Leadership Hall County and a member of the Downtown Chattanooga Rotary Club.

ABOUT THE LACLEDE GROUP
Headquartered in St. Louis, Missouri, The Laclede Group, Inc. is a public utility holding company committed to providing reliable natural gas service through its regulated core utility operations, while engaging in non-regulated activities that provide opportunities for sustainable growth.  Its subsidiary, Laclede Gas Company, the regulated operations of which are included in the Regulated Gas Distribution segment, serves approximately 625,000 residential, commercial and industrial customers in St. Louis City and parts of 10 counties in eastern Missouri.  The Laclede Group’s primary non-regulated business, Laclede Energy Resources, Inc., is included within the Non-Regulated Gas Marketing segment, which also includes LER’s wholly owned subsidiary LER Storage Services, Inc. For more information about The Laclede Group and its subsidiaries, visit www.TheLacledeGroup.com.
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